Exhibit 99.2

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
H. Andrew DeFerrari, Senior Vice President and CFO
(561) 627-7171

Palm Beach Gardens, Florida	January 6, 2011

DYCOM ANNOUNCES CASH TENDER OFFER FOR
DYCOM INVESTMENTS’ 8.125% SENIOR SUBORDINATED NOTES DUE 2015

Palm Beach Gardens, Florida, January 6, 2011 — Dycom Industries, Inc. (NYSE:DY) today announced that its wholly-owned subsidiary, Dycom Investments, Inc., has commenced a cash tender offer to purchase any and all of its $135.35 million in aggregate principal amount of outstanding 8.125% Senior Subordinated Notes due 2015 (CUSIP 267482 AC 1) (the “Notes”).  In conjunction with the tender offer, Dycom Investments is soliciting consents from holders of the Notes to effect certain proposed amendments to the indenture governing the Notes.  The tender offer and consent solicitation are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”) and a related Letter of Transmittal, each dated January 6, 2011.  Holders that tender their Notes in the tender offer will be deemed to have consented to the proposed amendments to the indenture governing the Notes.

The tender offer and consent solicitation are subject to the satisfaction or waiver of certain conditions, as described in the Offer to Purchase, including the condition that Dycom Investments shall have received net proceeds from one or more financings sufficient to repurchase all of the Notes tendered, including the payment of all premiums, if any, consent payments, accrued interest and fees, costs and expenses incurred in connection with the tender offer and consent solicitation, as described in more detail in the Offer to Purchase.

Dycom Investments is offering to purchase the Notes for a total consideration of $1,043.13 for each $1,000 in principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the tender offer, plus accrued interest.  The total consideration includes a consent payment of $20 for each $1,000 in principal of Notes validly tendered payable to holders who validly tender (and do not validly withdraw their Notes) and validly deliver (and do not validly revoke) their consents to the proposed amendments at or prior to 5:00 p.m., New York City time, on January 20, 2011, unless extended (such date and time, as extended, the “Consent Deadline”).  Dycom Investments will not pay the consent payment to holders who tender Notes and deliver consents to the proposed amendments after the Consent Deadline.

The proposed amendments to the indenture governing the Notes would eliminate substantially all of the restrictive covenants, certain affirmative covenants, certain events of default and substantially all of the restrictions on the ability of Dycom Industries, Dycom Investments or certain of their respective subsidiaries to merge, consolidate or sell all or substantially all of their properties or assets contained in the indenture and the Notes.  Holders may not deliver consents to the proposed amendments without validly tendering the related Notes in the tender offer and may not revoke their consents without withdrawing the previously tendered Notes to which they relate.

Notes validly tendered at or prior to 5:00 p.m., New York City time, on January 20, 2011 (the “Withdrawal Date”) may be validly withdrawn and the related consents may be validly revoked at any time prior to the Withdrawal Date.  Tendered notes and delivered consents may not be validly withdrawn or revoked after the Withdrawal Date, except under certain limited circumstances as described in the Offer to Purchase.

The tender offer and consent solicitation will expire at midnight, New York City time, on February 3, 2011 unless extended or earlier terminated (such date and time, as the same may be extended or earlier terminated, the “Expiration Time”).

If not all Notes are validly tendered pursuant to the tender offer, Dycom Investments currently intends, but is not obligated to, redeem any untendered Notes in accordance with the indenture governing the Notes.

Dycom Investments has engaged Goldman, Sachs & Co. and BofA Merrill Lynch as the Dealer Managers and Solicitation Agents for the tender offer and consent solicitation.  Questions regarding the tender offer and consent solicitation may be directed to Goldman, Sachs & Co. at (212) 902-5183 or toll free at (800) 828-3182 or BofA Merrill Lynch at (980) 388-9217 or toll free at (888) 292-0070.

The complete terms and conditions of the tender offer and consent solicitation are set forth in the Offer to Purchase.  Holders of Notes are urged to read the tender offer documents carefully before making any decision with respect to the tender offer.  Holders may obtain copies of the Offer to Purchase and the Letter of Transmittal from Global Bondholder Services Corporation, the Information Agent for the tender offer and consent solicitation, at (866) 488-1500.

This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes.  The tender offer and consent solicitation are being made solely pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase, that Dycom Investments is distributing to holders of the Notes.  The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Neither Dycom Industries, Dycom Investments, the Dealer Managers and the Solicitation Agents nor the Information Agent and Depositary, nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.

About Dycom

Dycom is a leading provider of specialty contracting services throughout the United States.  These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric and gas utilities and others.

Forward-Looking Statements

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act.  These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include but are not limited to: anticipated outcomes of contingent events, including litigation; projections of revenues, income or loss, or capital expenditures; whether the carrying value of our assets are impaired; plans for future operations, growth and acquisitions, dispositions, or financial needs; availability of financing; plans relating to our services, including our contract backlog; restrictions imposed by our credit agreement and the indenture governing the notes; the use of our cash flow to service our debt; future economic conditions and trends in the industries we serve; assumptions relating to any of foregoing, as well as other risks detailed in our filings with the Securities and Exchange Commission. Dycom does not undertake to update forward-looking statements.